Exhibit 99.1
For Immediate Release

ORIGIN BANCORP REPORTS EARNINGS FOR SECOND QUARTER OF $12.7 MILLION

RUSTON, Louisiana, July 25, 2018 -- Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $12.7 million for the quarter ended June 30, 2018. This represents a decrease of $705,000 from the quarter ended March 31, 2018, and an increase of $8.9 million from the quarter ended June 30, 2017. Diluted earnings per share for the quarter ended June 30, 2018, was $0.53, compared to $0.60 for the linked quarter, and $0.13 for the quarter ended June 30, 2017.

“We are pleased to report the highest quarterly net interest income in our Company's history. Our focus remains on driving loan and deposit growth through relationship development,” said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. “As we continue to develop our growth markets, we have been successful with our lift-out strategy in Houston and are excited to maximize these new opportunities through investments in these markets. Origin remains committed to expanding our revenue base, leveraging operational efficiencies and exercising disciplined expense management.”

Second Quarter 2018 Highlights

•	Net interest income increased by $2.4 million, or 7.0%, over the linked quarter and increased by $5.3 million, or 16.5% over the quarter ended June 30, 2017.

•
Net interest margin for the quarter ended June 30, 2018, was 3.68% (3.74% fully tax equivalent), an increase of seven basis points from the linked quarter and an increase of 30 basis points over the second quarter of 2017, as our increased loan yields outpaced the increase in rates paid on interest-bearing liabilities.

•
Total loans held for investment increased by $126.1 million, to $3.4 billion, or 3.9%, over the linked quarter, and increased by $213.8 million, or 6.8%, from June 30, 2017. The yield earned on total loans held for investment during the quarter ended June 30, 2018, was 4.89%, compared to 4.73% for the linked quarter and 4.31% for the quarter ended June 30, 2017.

•
Total deposits increased by $91.4 million, or 2.6% over the linked quarter, and increased by $267.8 million, or 7.9%, from June 30, 2017. Noninterest-bearing deposits were 25.9% of total deposits at June 30, 2018, compared to 24.7% at both the linked quarter and June 30, 2017.

•	Successfully completed the Initial Public Offering of the Company's common stock. The Company received net proceeds, before expenses, of approximately $96.3 million and issued 3,045,426 shares.

•	Redeemed all 48,260 shares of the Company's Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF, at an aggregate redemption price of $49.1 million.

•	Continued development of quality lending and deposit relationships through the recent integration of new lending and relationship banker teams in the Houston and Shreveport markets.

Results of Operations for the Three Months Ended June 30, 2018

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2018, was $37.2 million, a $2.4 million increase over the linked quarter, primarily due to increases in interest income, driven by comparable increases in yield and average balances, which were partially offset by increases in the Company's cost of interest bearing deposits. The increase in yield was primarily driven by recent increases in market interest rates that occurred in March 2018, and to a lesser extent, from the increase in June 2018. The yield on loans increased by 15 basis points to 4.88% for the quarter ended June 30, 2018, compared to 4.73% for the linked quarter, primarily driven by increases in interest income for the linked period in most of our significant loan categories. These increases were partially offset by an increase in the average rate paid on interest-bearing deposits. Average loan balances for most significant categories also increased during the current quarter as a result of the Company's relationship-driven organic growth.

Net interest income increased $5.3 million over the quarter ended June 30, 2017. The increase was primarily due to an increase in yield that was driven by increases in market interest rates during the intervening period and to a lesser extent, growth in average total loans. The increase in net interest income was partially offset by higher costs of funding, which was also primarily driven by increases in market interest rates. The yield earned on the total loan portfolio was 4.88% for the quarter ended June 30, 2018, compared to 4.29% for the quarter ended June 30, 2017. Average total loans totaled $3.30 billion for the quarter ended June 30, 2018, compared to $3.16 billion for the quarter ended June 30, 2017.

Interest-bearing liability rates increased in the current quarter compared to both the linked quarter and same quarter ended June 30, 2017, primarily due to higher average savings and interest-bearing transaction account rates. The average rate paid on interest-bearing deposits of 1.01% for the quarter ended June 30, 2018, increased by 11 basis points compared to the linked quarter and increased by 30 basis points compared to the quarter ended June 30, 2017.

Noninterest Income

Noninterest income for the quarter ended June 30, 2018, was $10.6 million, an increase of $815,000, or 8.3%, from the linked quarter, primarily from a positive valuation adjustment of $2.0 million on a common stock investment due to a recent accounting standard change. This increase was partially offset by a decrease of $961,000 in income earned on the Company's limited partnership investments from the linked quarter.

Noninterest income for the quarter ended June 30, 2018, increased by $5.3 million, or 100.1%, compared to the quarter ended June 30, 2017. The primary drivers of the increase were non-mortgage loans sold, which were zero during the current quarter, compared to losses of $7.3 million during the quarter ended June 30, 2017, as well as a positive valuation adjustment of $2.0 million on a common stock investment due to a recent accounting standard change. These increases were partially offset by a decline of $2.4 million in mortgage banking revenue and decrease of $1.4 million in gains on sales and disposals of other assets. The decline in mortgage banking revenue was primarily driven by a decrease in the volume of loans sold which contributed to a $1.8 million decrease in gain on sales. The decrease in gains/losses on sales and disposals of other assets was driven by the sale of a bank-owned tract of vacant land for a gain of $1.5 million during the second quarter of 2017.

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2018, was $32.0 million, an increase of $2.2 million, or 7.2%, compared to the linked quarter. The increase was largely driven by increases in salary and benefits expenses of $1.6 million, primarily attributed to increases in salaries and medical expenses of $975,000 and $520,000, respectively. Of the increase in salary expense, approximately $545,000 was due to the addition of teams of experienced bankers in the Houston and Shreveport markets during the second quarter of 2018.

Noninterest expense for the quarter ended June 30, 2018, increased $1.3 million, or 4.4%, from the quarter ended June 30, 2017. The increase from the same quarter last year is primarily due to increases in salaries and employee benefit expenses of $2.1 million, partially driven by the addition of the Houston and Shreveport professionals noted above. These increases were partially offset by decreases in professional services and loan related expenses of $984,000 and $384,000, respectively. During the second quarter of 2017, the Company incurred approximately $642,000 in professional fees related to the marketing and sale of certain energy loans and approximately $306,000 in legal fees related to litigation expenses, neither of which were incurred during the second quarter of 2018. The decrease in loan related expenses was primarily due to decreases in loan related legal expenses that were incurred during 2017, as part of the Company's initiative to strategically reduce our exposure to nonperforming energy loans.

Financial Condition

Loans

Loans held for investment at June 30, 2018, were $3.37 billion, an increase of $126.1 million, or 3.9%, compared to $3.25 billion at March 31, 2018, and an increase of $213.8 million, or 6.8%, compared to $3.16 billion at June 30, 2017.

For the quarter ended June 30, 2018, average loans held for investment were $3.28 billion, an increase of $97.5 million, or 3.1%, from $3.19 billion for the quarter ended March 31, 2018. This increase is attributed to continued efforts to pursue quality lending opportunities and includes increases of $40.6 million in average real estate loans and an increase of $23.1 million in average commercial and industrial loans.

Compared to the quarter ended June 30, 2017, average loans held for investment increased by $177.8 million or 5.7%. This increase included average growth within the real estate portfolio of $222.6 million, and was partially offset by a $24.2 million decline in commercial and industrial loans. The decline in commercial and industrial loans was the result of management's efforts to strategically reduce the Company's investment in energy loans. At June 30, 2018, the Company has $154.7 million in energy loans, with limited exposure to exploration and production energy loans.

Deposits

Total deposits at June 30, 2018, were $3.67 billion, an increase of $91.4 million, or 2.6%, compared to $3.58 billion at March 31, 2018, and an increase of $267.8 million or 7.9%, compared to $3.40 billion, at June 30, 2017.

Average deposits for the quarter ended June 30, 2018, increased by $103.1 million, or 2.9%, over the linked quarter, primarily driven by a $74.5 million increase in average noninterest-bearing commercial deposits. Overall, average noninterest-bearing deposits increased by $78.0 million, or 9.0%, and interest-bearing deposits increased by $25.1 million, or 0.9%.

Average deposits for the quarter ended June 30, 2018, increased by $214.1 million, or 6.2%, over the quarter ended June 30, 2017. Increases in average noninterest-bearing and interest-bearing deposits comprised $122.3 million and $91.8 million of the total increase, respectively. Average noninterest-bearing deposits represented 25.8% of total average deposits for the quarter ended June 30, 2018, compared to 23.8% of total average deposits for the quarter ended June 30, 2017.

Stockholders' Equity

Total stockholders' equity was $519.4 million compared to $462.8 million and $457.6 million at March 31, 2018, and June 30, 2017, respectively. On May 9, 2018, the Company executed its initial public offering and issued 3,045,426 shares with net proceeds, before expenses, totaling $96.3 million, a portion of which was used to redeem all of the outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF, thereby eliminating its obligation to pay the nine percent dividend on the SBLF stock. Also during the quarter ended June 30, 2018, all of the 901,644 shares of the Company's outstanding Series D preferred stock were converted into shares of its common stock, on a one-for-one basis. As a result, no shares of Series D preferred stock were outstanding at June 30, 2018.

Credit Quality

The Company recorded provision expense of $311,000 for the quarter ended June 30, 2018, compared to a provision benefit of $1.5 million for the linked quarter, and a provision expense of $1.9 million for the quarter ended June 30, 2017. The decrease in provision expense for the current quarter compared to the same quarter in the previous year was primarily due to improved credit quality.

At June 30, 2018, nonperforming loans increased by $1.5 million, or 5.5%, to $28.7 million, from the linked quarter. Nonperforming loans decreased by $9.2 million, or 24.2%, from $37.9 million at June 30, 2017, primarily as a result of the strategic reduction of the energy lending portfolio during 2017.

Allowance for loan losses as a percentage of total loans held for investment was 1.01% at June 30, 2018, compared to 1.05% and 1.32% at March 31, 2018, and June 30, 2017, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 127.46% at June 30, 2018, compared to 126.37% and 116.34% at March 31, 2018, and June 30, 2017, respectively.

Non-GAAP Financial Measures

Origin reports its results in accordance with United States generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing its business may provide meaningful information to investors about underlying trends in its business and management uses these non-GAAP measures to measure the Company’s performance and believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. Specifically, the Company reviews and reports book value per common share, as converted and tangible book value per common share, as converted. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Origin’s reported results prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures, see page 16 of this press release.

Conference Call

Origin will also hold a conference call to discuss its second quarter 2018 results on Thursday, July 26, 2018, at 8:00 a.m. Central (9:00 am Eastern). To participate in the live conference call, please dial (800) 860-2442 (International: (412) 858-4600) and request to be joined into the Origin Bancorp Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk180726.html.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin Bancorp, Inc.

The Company is a financial holding company that conducts activities through its wholly-owned subsidiary, Origin Bank. Origin Bank, a more-than century old, Louisiana-chartered bank, provides a wide range of traditional banking services with 41 banking centers in Louisiana, Texas, and Mississippi. The Company's common stock is listed on the Nasdaq Global Select Market under the symbol "OBNK". To learn more, visit Origin Bank's website at www.origin.bank.

Forward-Looking Statements

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin’s asset quality; changes in real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances, including any loans acquired in acquisition transactions; changes in the value of collateral securing Origin’s loans; business and economic conditions generally and in the financial services industry, nationally and within Origin’s local market area; Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important deposit customer relationships, volatility and direction of market interest rates, which may increase funding costs and reduce earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attack. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to "Cautionary Note Regarding Forward-Looking Statements" in Origin’s Quarterly Report on Form 10-Q filed with the SEC on June 1, 2018 (as amended on June 18, 2018) and "Risk Factors" in Origin’s prospectus filed with the SEC on May 9, 2018 pursuant to Section 424(b) of the Securities Act of 1933, as amended and any updates to those risk factors set forth in Origin’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Income statement and share data	(Dollars in thousands, except per share data, unaudited)
Net interest income	$37,170	$34,724	$34,218	$33,868	$31,917
Provision (benefit) for credit losses	311	(1,524)	242	3,327	1,953
Noninterest income	10,615	9,800	8,715	5,041	5,306
Noninterest expense	32,012	29,857	31,771	40,443	30,674
Income (loss) before income tax expense (benefit)	15,462	16,191	10,920	(4,861)	4,596
Income tax expense (benefit)	2,760	2,784	5,148	(2,688)	773
Net income (loss)	$12,702	$13,407	$5,772	$(2,173)	$3,823
Basic earnings (loss) per common share	$0.54	$0.60	$0.23	$(0.17)	$0.13
Diluted earnings (loss) per common share	0.53	0.60	0.23	(0.17)	0.13
Dividends declared per common share	0.0325	0.0325	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	22,107,489	19,459,278	19,437,663	19,418,280	19,412,313
Weighted average common shares outstanding - diluted	22,382,003	19,675,473	19,653,797	19,418,280	19,624,134

Balance sheet data
Total loans held for investment	$3,372,096	$3,245,992	$3,241,031	$3,228,999	$3,158,310
Total assets	4,371,792	4,214,899	4,153,995	4,088,677	4,037,761
Total deposits	3,672,097	3,580,738	3,512,014	3,453,535	3,404,324
Total stockholders' equity	519,356	462,824	455,342	452,904	457,555

Performance metrics and capital ratios
Yield on loans held for investment	4.89%	4.73%	4.53%	4.48%	4.31%
Yield on interest earnings assets	4.43	4.31	4.16	4.13	3.94
Rate on interest bearing deposits	1.01	0.90	0.83	0.77	0.71
Rate on total deposits	0.75	0.68	0.62	0.57	0.54
Net interest margin, fully tax equivalent	3.74	3.68	3.62	3.60	3.47
Return on average stockholders' equity (annualized)	9.94	11.82	5.00	(1.86)	3.32
Return on average assets (annualized)	1.17	1.30	0.55	(0.21)	0.38
Efficiency ratio (1)	66.99	67.06	74.00	103.94	82.41
Book value per common share (2)	$22.10	$20.30	$19.94	$19.83	$20.06
Tangible book value per common share (2)	21.07	19.11	18.74	18.64	18.86
Common equity tier 1 to risk-weighted assets (3)	12.35%	9.64%	9.35%	9.16%	9.42%
Tier 1 capital to risk-weighted assets (3)	12.58	11.59	11.25	11.04	11.34
Total capital to risk-weighted assets (3)	13.48	12.53	12.26	12.11	12.51
Tier 1 leverage ratio (3)	11.63	10.65	10.53	10.65	10.70
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(1)	Calculated by dividing total non-interest expense by net interest income plus non-interest income.

(2)
Reflects book value per common share, as converted and tangible book value per common share, as converted for March 31, 2018, and 2017, quarterly periods. As used in this release, book value per common share, as converted and tangible book value per common share, as converted are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see page 16 of this press release.

(3)	June 30, 2018, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Origin Bancorp, Inc.
Selected Financial Data

	Six months ended
	June 30, 2018	June 30, 2017

Income statement and share data	(Dollars in thousands, except per share data, unaudited)
Net interest income	$71,894	$62,219
(Benefit) provision for credit losses	(1,213)	4,767
Noninterest income	20,415	15,431
Noninterest expense	61,869	58,460
Income before income tax expense	31,653	14,423
Income tax expense	5,544	3,353
Net income	$26,109	$11,070
Basic earnings per common share	$1.14	$0.44
Diluted earnings per common share	1.13	0.43
Dividends declared per common share	0.0650	0.0650
Weighted average common shares outstanding - basic	20,451,960	19,408,424
Weighted average common shares outstanding - diluted	20,726,474	19,620,169

Performance metrics and capital ratios
Return on average stockholders' equity (annualized)	10.83%	4.86%
Return on average assets (annualized)	1.23	0.55
Efficiency ratio (1)	67.02	75.29
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(1)	Calculated by dividing total noninterest expense by net interest income plus non-interest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Assets	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$71,709	$52,989	$78,489	$69,327	$67,553
Interest-bearing deposits in banks	97,865	194,268	108,698	69,420	91,108
Total cash and cash equivalents	169,574	247,257	187,187	138,747	158,661
Securities:
Available for sale	507,513	414,157	404,532	385,008	391,008
Held to maturity	19,731	19,860	20,188	20,314	20,438
Securities carried at fair value through income	11,413	11,723	12,033	12,272	12,319
Total securities	538,657	445,740	436,753	417,594	423,765
Non-marketable equity securities held in other financial institutions	25,005	22,995	22,967	22,940	18,591
Loans held for sale	62,072	48,988	65,343	76,621	75,479
Loans	3,372,096	3,245,992	3,241,031	3,228,999	3,158,310
Less: allowance for loan losses	34,151	34,132	37,083	39,445	41,634
Loans, net of allowance for loan losses	3,337,945	3,211,860	3,203,948	3,189,554	3,116,676
Premises and equipment, net	77,064	76,648	77,408	79,158	80,114
Mortgage servicing rights	25,738	25,999	24,182	26,271	27,852
Cash surrender value of bank-owned life insurance	28,326	28,185	27,993	27,833	27,747
Goodwill and other intangible assets, net	24,113	24,219	24,336	24,457	24,581
Accrued interest receivable and other assets	83,298	83,008	83,878	85,502	84,295
Total assets	$4,371,792	$4,214,899	$4,153,995	$4,088,677	$4,037,761
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$950,080	$885,883	$832,853	$869,198	$842,236
Interest-bearing deposits	1,995,798	2,071,626	2,060,068	1,976,746	1,925,349
Time deposits	726,219	623,229	619,093	607,591	636,739
Total deposits	3,672,097	3,580,738	3,512,014	3,453,535	3,404,324
FHLB advances and other borrowings	139,092	132,224	144,357	126,108	129,895
Junior subordinated debentures	9,631	9,625	9,619	9,613	9,607
Accrued expenses and other liabilities	31,616	29,488	32,663	46,517	36,380
Total liabilities	3,852,436	3,752,075	3,698,653	3,635,773	3,580,206
Commitments and contingencies	—	34,991	34,991	28,396	29,232
Stockholders' equity
Preferred stock - series SBLF	—	48,260	48,260	48,260	48,260
Preferred stock - series D	—	16,998	16,998	16,998	16,998
Common stock	117,520	97,626	97,594	97,495	97,490
Additional paid-in capital	238,260	146,201	146,061	145,625	145,409
Retained earnings	167,628	156,498	145,122	141,100	145,021
Accumulated other comprehensive (loss) income	(4,052)	(2,759)	1,307	3,426	4,377
	519,356	462,824	455,342	452,904	457,555
Less: ESOP-owned shares	—	34,991	34,991	28,396	29,232
Total stockholders' equity	519,356	427,833	420,351	424,508	428,323
Total liabilities and stockholders' equity	$4,371,792	$4,214,899	$4,153,995	$4,088,677	$4,037,761

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Interest and dividend income	(Dollars in thousands, except per share data, unaudited)
Interest and fees on loans	$40,219	$37,474	$36,923	$36,185	$33,782
Investment securities-taxable	2,057	1,740	1,619	1,536	1,630
Investment securities-nontaxable	1,156	1,184	1,187	1,187	1,192
Interest and dividend income on assets held in other financial institutions	1,320	1,046	679	706	689
Total interest and dividend income	44,752	41,444	40,408	39,614	37,293
Interest expense
Interest-bearing deposits	6,820	5,980	5,447	4,995	4,636
FHLB advances and other borrowings	624	604	605	612	604
Subordinated debentures	138	136	138	139	136
Total interest expense	7,582	6,720	6,190	5,746	5,376
Net interest income	37,170	34,724	34,218	33,868	31,917
Provision (benefit) for credit losses	311	(1,524)	242	3,327	1,953
Net interest income after provision (benefit) for credit losses	36,859	36,248	33,976	30,541	29,964
Noninterest income
Service charges and fees	3,157	3,014	3,032	2,919	2,883
Mortgage banking revenue	2,317	2,394	3,106	3,895	4,713
Insurance commission and fee income	1,826	2,107	1,419	2,043	1,821
Loss on non-mortgage loans held for sale, net	—	—	—	(5,409)	(7,299)
Gain (loss) on sales and disposals of other assets, net	121	(61)	(336)	(44)	1,545
Other fee income	403	452	416	574	507
Other income	2,791	1,894	1,078	1,063	1,136
Total noninterest income	10,615	9,800	8,715	5,041	5,306
Noninterest expense
Salaries and employee benefits	19,859	18,241	18,215	18,342	17,718
Occupancy and equipment, net	3,793	3,653	3,999	4,046	3,926
Data processing	1,347	1,473	1,425	1,259	1,252
Electronic banking	680	743	558	235	624
Communications	510	515	493	469	533
Advertising and marketing	1,022	657	1,065	651	618
Professional services	598	665	1,167	1,364	1,582
Regulatory assessments	660	720	739	748	699
Loan related expenses	798	713	1,459	993	1,182
Office and operations	1,588	1,278	1,351	1,330	1,499
Litigation settlement	—	—	—	10,000	—
Other expenses	1,157	1,199	1,300	1,006	1,041
Total noninterest expense	32,012	29,857	31,771	40,443	30,674
Income (loss) before income tax expense (benefit)	15,462	16,191	10,920	(4,861)	4,596
Income tax expense (benefit)	2,760	2,784	5,148	(2,688)	773
Net income (loss)	$12,702	$13,407	$5,772	$(2,173)	$3,823
Basic earnings (loss) per common share	$0.54	$0.60	$0.23	$(0.17)	$0.13
Diluted earnings (loss) per common share	0.53	0.60	0.23	(0.17)	0.13

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,091,581	$1,096,948	$1,083,275	$1,050,543	$1,033,818
Construction/land/land development	380,869	340,684	322,404	338,081	300,058
Residential real estate	563,016	583,461	570,583	534,268	510,474
Total real estate	2,035,466	2,021,093	1,976,262	1,922,892	1,844,350
Commercial and industrial	1,046,488	1,012,760	989,220	1,005,185	1,021,678
Mortgage warehouse lines of credit	270,494	191,154	255,044	279,804	270,662
Consumer	19,648	20,985	20,505	21,118	21,620
Total loans held for investment	3,372,096	3,245,992	3,241,031	3,228,999	3,158,310
Less: Allowance for loan losses	34,151	34,132	37,083	39,445	41,634
Loans held for investment, net	$3,337,945	$3,211,860	$3,203,948	$3,189,554	$3,116,676

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$8,712	$8,851	$1,745	$1,809	$3,636
Construction/land/land development	1,197	1,272	1,097	872	841
Residential real estate	7,713	7,226	7,166	7,550	9,354
Commercial and industrial	8,831	9,312	13,512	14,250	21,804
Consumer	340	349	282	183	150
Total nonperforming loans held for investment	26,793	27,010	23,802	24,664	35,785
Nonperforming loans held for sale	1,949	246	—	5,695	2,116
Total nonperforming loans	28,742	27,256	23,802	30,359	37,901
Repossessed assets	654	722	574	902	902
Total nonperforming assets	$29,396	$27,978	$24,376	$31,261	$38,803
Classified assets	$87,289	$91,760	$91,869	$122,329	$143,675

Allowance for loan losses
Balance at beginning of period	$34,132	$37,083	$39,445	$41,634	$51,615
Provision for loan losses	140	(1,558)	504	3,776	2,202
Loans charged off	794	1,738	4,180	6,296	12,553
Loan recoveries	673	345	1,314	331	370
Net charge offs	121	1,393	2,866	5,965	12,183
Balance at end of period	$34,151	$34,132	$37,083	$39,445	$41,634

Credit quality ratios
Total nonperforming assets to total assets	0.67%	0.66%	0.59%	0.76%	0.96%
Total nonperforming loans to total loans	0.84	0.83	0.72	0.92	1.17
Nonperforming loans held for investment to loans held for investment	0.79	0.83	0.73	0.76	1.13
Allowance for loan losses to nonperforming loans held for investment	127.46	126.37	155.80	159.93	116.34
Allowance for loan losses to total loans held for investment	1.01	1.05	1.14	1.22	1.32
Net charge offs to total average loans held for investment (annualized)	0.01	0.18	0.36	0.75	1.57

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	June 30, 2018		March 31, 2018		June 30, 2017
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,090,888	4.82%	$1,085,597	4.69%	$1,004,022	4.45%
Construction/land/land development	351,342	5.33	327,472	4.87	314,485	4.44
Residential real estate	586,956	4.57	575,511	4.47	488,097	4.46
Commercial and industrial	1,024,981	4.85	1,001,894	4.77	1,049,184	4.00
Mortgage warehouse lines of credit	208,809	5.33	174,714	4.98	228,197	4.39
Consumer	20,774	6.83	21,054	6.45	22,003	6.26
Loans held for sale	20,491	3.88	27,082	4.08	55,273	3.15
Loans Receivable	3,304,241	4.88	3,213,324	4.73	3,161,261	4.29
Investment securities-taxable	363,960	2.26	310,519	2.24	296,533	2.20
Investment securities-nontaxable	128,504	3.60	132,660	3.57	135,147	3.53
Non-marketable equity securities held in other financial institutions	23,040	4.80	22,968	2.97	18,539	4.47
Interest-bearing balances due from banks	235,299	1.78	217,313	1.64	181,275	1.07
Total interest-earning assets	4,055,044	4.43	3,896,784	4.31	3,792,755	3.94
Noninterest-earning assets(1)	311,279		301,069		286,859
Total assets	$4,366,323		$4,197,853		$4,079,614

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,017,453	0.88%	$2,073,120	0.81%	$1,983,672	0.61%
Time deposits	699,765	1.36	618,994	1.19	641,767	1.02
Total interest-bearing deposits	2,717,218	1.01	2,692,114	0.90	2,625,439	0.71
Borrowings	75,189	3.04	75,439	3.06	76,504	3.07
Securities sold under agreements to repurchase	30,233	0.71	28,713	0.47	27,394	0.27
Subordinated debentures	9,628	5.67	9,622	5.65	9,604	5.69
Total interest-bearing liabilities	2,832,268	1.07	2,805,888	0.97	2,738,941	0.79
Noninterest-bearing deposits	942,533		864,552		820,219
Other liabilities(1)	79,141		67,459		58,470
Total liabilities	3,853,942		3,737,899		3,617,630
Stockholders' Equity	512,381		459,954		461,984
Total liabilities and stockholders' equity	$4,366,323		$4,197,853		$4,079,614
Net interest spread		3.36%		3.34%		3.15%
Net interest margin		3.68%		3.61%		3.38%
Net interest income margin - (tax- equivalent)(2)		3.74%		3.68%		3.47%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $29.3 million, $32.0 million and $24.0 million for the three months ended June 30, 2018, March 31, 2018, and June 30, 2017, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans Held for Sale and the liability included in FHLB Advances and other borrowings.

(2)
In order to present pretax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds. Income from tax-exempt investments and tax credits were computed using a Federal income tax rate of 21% for the three months ended June 30, 2018, and March 31, 2018, and 35% for the three months ended June 30, 2017. The tax-equivalent net interest margin would have been 3.44% for the three months ended June 30, 2017, if the Company had been subject to the 21% Federal income tax rate enacted for 2018, in the Tax Cuts and Jobs Act.

Origin Bancorp, Inc.
Non-GAAP
Reconciliation

The following are the non-GAAP measures used in this release:

•Book value per common share, as converted is defined as total stockholders' equity, less SBLF preferred stock, divided by common shares outstanding (assuming the conversion of all shares of Series D preferred stock issued and outstanding into common shares on a one-for-one basis).

•Tangible book value per common share, as converted is determined by dividing total stockholders' equity less SBLF preferred stock, goodwill and other intangible assets, net by common shares outstanding (assuming the conversion of all shares of Series D preferred stock issued and outstanding into common shares on a one-for-one basis).

The following table reconciles, at the dates set forth below, the difference between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP.

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Calculation of book value per common share, as converted(1)	(Dollars in thousands, except per share data, unaudited)
Total stockholders' equity(2)	$519,356	$462,824	$455,342	$452,904	$457,555
Less: Preferred stock, series SBLF	—	48,260	48,260	48,260	48,260
Stockholders' equity less SBLF preferred stock	$519,356	$414,564	$407,082	$404,644	$409,295
Common shares outstanding at end of period	23,504,063	19,525,241	19,518,752	19,499,072	19,497,931
Add: Series D preferred shares	—	901,644	901,644	901,644	901,644
Common shares, as converted	23,504,063	20,426,885	20,420,396	20,400,716	20,399,575
Book value per common share, as converted	$22.10	$20.30	$19.94	$19.83	$20.06

Calculation of tangible book value per common share, as converted(1)
Total stockholders' equity(2)	$519,356	$462,824	$455,342	$452,904	$457,555
Less: Preferred stock, series SBLF	—	48,260	48,260	48,260	48,260
Goodwill and intangible assets, net	24,113	24,219	24,336	24,457	24,581
Total tangible common stockholders' equity, as converted	$495,243	$390,345	$382,746	$380,187	$384,714
Common shares, as converted	23,504,063	20,426,885	20,420,396	20,400,716	20,399,575
Tangible book value per common share, as converted	$21.07	$19.11	$18.74	$18.64	$18.86
____________________________

(1)
On June 8, 2018, the Company redeemed all 48,260 shares of its Preferred Stock, series SBLF and also effected the conversion of 901,644 shares of its Series D preferred stock, representing all of the outstanding shares of Series D preferred stock, into shares of its common stock on a one-for-one basis.

(2)	Includes ESOP-owned shares for all periods prior to June 30, 2018.